[FORM OF OPINION OF PARAGON'S COUNSEL TO BE RENDERED AS A
         CONDITION TO CLOSING OF THE MERGER AS TO THE QUALIFICATION OF
                         PARAGON GROUP, INC. AS A REIT]

                                     [Date]

Paragon Group, Inc.
7557 Rambler Road
Suite 1200
Dallas, Texas  75231

Camden Property Trust
3200 Southwest Freeway
Suite 1500
Houston, Texas  77027

Ladies and Gentlemen:

            We have acted as counsel to Paragon Group, Inc. (the "Company"), a Maryland corporation, in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement") dated as of December 16, 1996, by and among Camden Property Trust ("Camden"), a Texas real estate investment trust, Camden Subsidiary, Inc. ("Camden Sub"), a Delaware corporation wholly owned by Camden, and the Company. Pursuant to Section 6.2(d) of the Agreement, we have been asked to provide an opinion on certain federal income tax matters related to the Company. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Proxy Statement/Prospectus (as defined below.)

            The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

            In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:
(1) the
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Agreement, (2) the Registration Statement on Form S-4, containing the Joint
Proxy Statement/Prospectus of Camden and the Company, filed with the Securities and Exchange Commission on January 14, 1997, as amended through the date hereof (the "Proxy Statement/Prospectus"); (3) the Second Amended and Restated Agreement of Limited Partnership of Paragon Group L.P.; (4) the Articles of Amendment and Restatement of Articles of Incorporation of the Company as in effect on the date hereof ("Charter"); (5) certain written representations of Paradim, Inc. contained in a letter addressed to Hogan & Hartson L.L.P. and Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., dated on or about the date hereof (the "Paradim Representation Letter"); and (6) certain written representations of Paragon Group L.P. (the "Operating Partnership"), the Company, and Paragon Residential Services, Inc. contained in a letter to Hogan & Hartson L.L.P. and Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. dated on or about the date hereof (the "Management Representation Letter").

            In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Charter, have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company, the Operating Partnership, Paragon Group GP Holdings, Inc., Paragon Group LP Holdings, Inc., Paragon Residential Services, Inc. (prior to the sale of that stock to Insignia Financial Group) and Paragon Group Property Services, Inc. each have been and until the Effective Time of the Merger will continue to be operated in the manner described in the relevant partnership agreement, articles of incorporation or other organizational documents and in the Prospectus and that, as represented by the Company, there are no agreements or understandings between the Company or the Operating Partnership on the one hand, and Texas Paragon Management Partners L.P. and/or its partners on the other, that are inconsistent with Texas Paragon Management Partners L.P. being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of each of Paragon Group Property Services, Inc. (prior to the sale of that stock to Insignia Financial Group) and Paragon Residential Services, Inc. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

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            To the extent that the representations of the Company, the Operating
Partnership, and Paragon Residential Services, Inc. are with respect to matters set forth in the Code or Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

            For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Proxy Statement/Prospectus, the Management Representation Letter and the Paradim Representation Letter or with regard to the assumptions set forth herein. Consequently, we have relied upon your representations and assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to conclude that such facts or documents are inaccurate or incomplete in a material way.

            Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the IRS by the Company as the federal income tax matters addressed in this opinion.

            We assume for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland, that Paragon Group GP Holdings, Inc., Paragon Group LP Holdings, Inc., and Paragon Residential Services, Inc. are validly organized and duly incorporated corporations under the laws of the State of Delaware, and that the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

            Based upon, subject to, and limited by the assumptions and qualifications set forth herein, the foregoing and the next paragraph below, we are of the opinion that:

            1. Commencing with the Company's taxable year ended December 31, 1994 and continuing to the date hereof, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code.

            2. The Operating Partnership has been during and since 1994, and continues to the date of this letter to be, treated for federal income tax purposes as a partnership, and not as a corporation or an association taxable as a corporation.

            We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review or audit the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company, the Operating Partnership, and the other entities in which the Company or the Operating Partnership own interests, the sources of their income, the nature of their assets, the level of distributions to stockholders and the diversity of stock ownership for any given taxable year has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.

            An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

            This opinion letter has been prepared solely for your benefit pursuant to Section 6.2(d) of the Agreement. The opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

                                          Very truly yours,

                                          Hogan & Hartson L.L.P.